As filed with the Securities and Exchange Commission on February 3, 1999
   Registration No.  333-_____
===========================================================================
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-8

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Earth Sciences, Inc.
         (Exact name of registrant as specified in its charter)

          Colorado                                   84-0503749
         ----------                                  -----------
  (State of incorporation)               (IRS Employer Identification No.)

            910 12th Street, Golden, Colorado        80401
            ----------------------------------------------
      (Address of principal executive offices, including Zip Code)

 (Registrant's telephone number, including area code):   (303) 279-7641

             EARTH SCIENCES, INC. 1999 COMPENSATION PLAN
             -------------------------------------------
                        (Full title of plan)

                          Mark H. McKinnies
              910 12th Street, Golden, Colorado  80401
                           (303) 279-7641
       (Name, address, including zip code and telephone number,
         including area code, of agent for service of process)

 CALCULATION OF REGISTRATION FEE
 ______________________________________________________________________________
                                 Proposed      Proposed
 Title of                        maximum of-   maximum ag-     Amount of
 securities to be  Amount to be  fering price  gregate of-     registration
 registered        registered    per share     fering price    fee
 ______________________________________________________________________________
 Common Stock, $.01
 par value:        100,000 Shares  $  .81 (1)   $  81,000 (1)    $   22.52
 ______________________________________________________________________________

 (1) Determined solely for the purposes of calculating the registration fee based on the closing bid price of the Common Stock on NASDAQ's SmallCap Market on February 1, 1999. Fee calculated pursuant to section (c) of Rule 457 of Regulation C.

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                                   PART II

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company (File No. 0-6088) with the Commission are incorporated herein by reference.
      1. The Company's annual report on Form 10-KSB for the year ended December 31, 1997 ("1997 10-KSB").
      2. The Company's quarterly reports on Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.
      3. The Company's current report on Form 8-K dated May 12, 1998 reporting the completion of the acquisition of ADA Environmental Solutions LLC.
      4. A description of the Company\rquote s Common Stock contained in the Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission.
      5. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof, which documents shall be deemed to be incorporated by reference into this Registration Statement as a part hereof from the date of filing such documents until a post-effective amendment to this Registration Statement is filed which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold.

Item 4. DESCRIPTION OF SECURITIES.

        Not Applicable

Item 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

        Not Applicable

Item 6. Indemnification of Directors and Officers.
     Article 7-109 of the Colorado Business Corporation Act authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the bests interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

The above discussion of the Colorado Business Corporation Act is only a summary and is qualified in its entirety by the full text of the foregoing.

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Article VIII of the Registrant's Bylaws provides as follows:

    Each past, present and future director and officer of the corporation shall be indemnified by the corporation against all expenses, penalties, and liabilities, including attorneys' fees, reasonably incurred by or imposed upon him in connection with any actual or threatened claim, demand, action or proceeding, whether civil or criminal, or in connection with any settlement thereof, to which he may be made a party, or in which he may become involved, by reason of his being or having been a director or officer of the corporation, whether or not he is a director or officer at the time such expenses, penalties or liabilities are incurred, except in cases where he shall be finally adjudged in such action or proceeding to be liable for willful misconduct in the performance of his duties as such director or officer. The right of indemnification herein provided shall be in addition to, and not exclusive of, all other rights to which such director or officer may be entitled and the right of indemnification herein provided shall inure to the benefit of the personal representatives of deceased directors and officers.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable

Item 8.  EXHIBITS.

 Exhibit
 Number                  Description
  5.1*         Opinion of Law Office of Reed & Reed, P.C. as to legality of the shares
 23.1*         Consent of Hein + Associates LLP
 23.2*         Consent of Law Office of Reed & Reed, P.C. (contained in Exhibit
               5.1)
 99.1*         1999 Compensation Plan

 *  Filed herewith.
 ------------------------------------------------------------------------------
 Item 9.  UNDERTAKINGS.

 The undersigned registrant hereby undertakes:
    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2)  That, for purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) File a post-effective amendment to remove from registration any if the securities that remain unsold at the end of the offering.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on February 3, 1999.

                               EARTH SCIENCES, INC.


Date:  February 3, 1999        /s/  Ramon E. Bisque
                               -----------------------------------------
                               Ramon E. Bisque
                               Principal Executive Officer

Date:  February 3, 1999        /s/  Mark H. McKinnies
                               ------------------------------------------
                               Mark H. McKinnies
                               President, Principal Financial and
                               Accounting Officer

       Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

Date:  February 3, 1999        /s/  Ramon E. Bisque
                               ------------------------------------------
                               Ramon E. Bisque, Director

Date:  February 3, 1999       /s/  Duane N. Bloom
                              -----------------------------------------
                              Duane N. Bloom, Director

Date:  February 3, 1999       /s/  Michael D. Durham
                              -------------------------------------------
                              Michael D. Durham, Director

Date:  February 3, 1999       /s/  Robert H. Lowdermilk
                              -------------------------------------------
                              Robert H. Lowdermilk, Director

Date:  February 3, 1999       /s/  Mark H. McKinnies
                              -----------------------------------------
                              Mark H. McKinnies, Director

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                                                                 Exhibit 5.1
                    Law Office of Reed & Reed, P.C.
                        Attorneys at Law
                            Suite 330
                        1919 14th Street
                   Boulder, Colorado  80302
                     Telephone (303) 413-0691
                     Telecopier (303) 413-0645

February 3, 1999

Earth Sciences, Inc.
910 12th Street
Golden, Colorado  80401


Gentlemen:

     In connection with the Registration Statement on Form S-8 being filed by the Earth Sciences, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 100,000 shares of the Company's Common Stock, $.01 par value, to be offered under the Company's 1999 Compensation Plan (the "Plan"), we are of the opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado.

      2. All necessary corporate action has been taken to authorize the establishment of the Plan and the issuance of 100,000 shares of the Company's Common Stock under the Plan: and

      3. The shares of the Company's Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

      We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement referred to above.

                              Very truly yours,

                              /s/ Scott Reed
                              Law Office of Reed & Reed, P.C.

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                                                                 Exhibit 23.1

                 INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference of our report dated March 24, 1998 accompanying the financial statements of Earth Sciences, Inc. to Form
S-8 Registration Statement of Earth Sciences, Inc. and to the use of our name as appearing under the heading "Required Opinions and Consents" in the Registration Statement.

/s/  Hein + Associates LLP
 HEIN + ASSOCIATES

Denver, Colorado
February 1, 1999

                          Earth Sciences, Inc.
                            910 12th Street
                        Golden, Colorado  80401
                      Telephone (303) 279-7641
                      Telecopier (303) 279-1180

February 3, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Registration Statement on Form S-8
    Covering the Registration of 100,000
    Common Shares of Earth Sciences, Inc.

Gentlemen and Ladies:

     On behalf of Earth Sciences, Inc., a Colorado Corporation (the "Company"), we transmit through EDGAR, pursuant to the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-8 (the "Registration Statement") covering 100,000 shares of Common Stock, par value $.01 per share (the "Securities").

     The Securities are being registered in connection with the issuance of 100,000 shares of Common Stock of the Company pursuant to the Earth Sciences, Inc. 1999 Compensation Plan authorized by the Board of Directors of the Company on January 28, 1999.

     In connection with the foregoing, we are transmitting one copy of the Registration Statement and copies of the exhibits listed beneath the caption "Item 8. EXHIBITS" contained in Part II of the Registration Statement.

     The registration fee in the amount of $ 22.52 has been wired transferred to the SEC by the Company.

     The following supplemental information is supplied in order to facilitate timely review of the Registration Statement by the Staff:

 (1) The Company has reviewed the various criteria for eligibility for use of Form S-8 and we believe that such criteria are satisfied. Moreover, we believe that the Registration Statement is in compliance with the applicable Form, instructions and rules pertaining thereto and (except as otherwise indicated herein) is complete.

Securities and Exchange Commission
February 3, 1999
Page 2



 (2) Concurrently with this filing, we are filing the Registration Statement with the National Association of Securities Dealers, Inc., ("NASD"). We undertake to furnish the Staff with copies of any letter of comment or other documents received from the staff of NASD.

     The Staff is requested to address any correspondence, comment or inquiry to the undersigned, at the address or telephone number, as the case may be, set forth above.

                               Very truly yours,
                               Earth Sciences, Inc.

                               /s/  Mark H. McKinnies
                               Mark H. McKinnies
                               President

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                                                                  Exhibit 99.1
                           EARTH SCIENCES, INC.
                          1999 COMPENSATION PLAN


                                ARTICLE I

                             Purpose of Plan
The purpose of this Plan is to promote the growth and profitability of Earth Sciences, Inc. and its subsidiaries by awarding rights to receive shares of the Common Stock of the corporation to certain select employees and consultants for the services they will render during calendar 1999 to the Corporation and its subsidiaries.

                               ARTICLE II

                               Definitions
2.1 "Award" means a grant to an employee or consultant of a right to be issued shares of Common Stock under this Plan.
2.2 "Board of Directors" means the board of directors of the Corporation.
2.3	"Common Stock" means the $0.01 par value common stock of the Corporation.
2.4	"Corporation" means Earth Sciences, Inc., and any corporate successor thereto (whether by merger, acquisition, consolidation, liquidation or other
    reorganization) which has adopted this Plan 	and assumed the Corporation's
    obligations hereunder.
2.5	"Date of Award" means the date on which the Board of Directors authorizes an Award to a Participant under this Plan.
2.7	"Executive Committee" means the executive committee of the Board of
    Directors of the Corporation.
2.8	"Participant" means any employee or consultant of the corporation or any
    Subsidiary who has been granted an Award pursuant to this Plan.
2.9	"Subsidiary" means any corporation 50 percent or more of the voting stock of which is owned by the Corporation or another Subsidiary, or any partner-
    ship or joint venture, 50 percent or more of the capital and profits interest in which is owned by the Corporation or any other Subsidiary, or any limited liability company 50 percent or more of the voting membership interests of which is owned by the Corporation or another Subsidiary.

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                               ARTICLE III

                         Award of Common Stock

3.1		Award of Common Stock.
    	On January 28, 1999, the Board of Directors, after due consideration of past service and future requirements granted Awards as follows:

80,000 shares of Common Stock to Ronald B. Johnson, President of Twin Kem International, Inc., for marketing services for Earth Sciences Extraction Company, a Subsidiary of the Corporation; and 20,000 shares of Common Stock to Jean Pasquali Z., President of Recursos Minerales Venesi, C.A., a Subsidiary of the Corporation.

3.2	Acceptance of Awards.
    	A Participant to whom an Award has been granted may, upon written notice to the Executive Committee, decline to accept the Award.


                                 ARTICLE IV

                                Miscellaneous
4.1	Adjustment in Number of Shares.
   	In the event of any change in the number of outstanding shares of Common Stock by reason of any stock split, stock dividend, or other capital transaction, the Executive Committee shall determine, in its absolute discretion, whether such change equitably requires an adjustment in the aggregate number of shares of Common Stock which are the subject of an Award, but which have not yet been issued. If the Executive Committee determines that an adjustment is required, it shall make such adjustments as it deems appropriate. The Executive Committee shall not, however, award any fractional shares as a result of any adjustment made under this Section 4.1.


4.2	Non-Alienation of Benefits.
   	No Award or other right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. Except with respect to any indebtedness owed by the Participant to the Corporation or a Subsidiary, no Award or other right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of any Participant. If any Participant hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any Award, right or benefit hereunder, then such Award, right or benefit shall, in the discretion of the Executive Committee, cease and, in such event, the Corporation may hold or apply the same or any part thereof for the benefit of the Participant, his or her spouse, children or other dependents, or any of them, in such manner and in such proportion as the Executive Committee may deem appropriate.

4.3	Effect of Plan.
   	Neither the establishment of this Plan, the granting of any Award, nor the issuance of any shares of Common Stock thereunder, shall be construed as giving any employee, Participant, or any other person, any legal right, except as expressly provided herein, against the Corporation, its Subsidiaries, shareholders, directors or officers, the Executive Committee or the Board of Directors. Nothing contained in this Plan shall be construed as a contract of employment between the Corporation (or its Subsidiaries) and any employee or Participant, as a right of any employee or Participant to be continued in the employ of the Corporation (or its Subsidiaries), or as a limitation on the right of the Corporation (or its Subsidiaries) to employ, discipline or discharge any employee or Participant. No Participant shall acquire any rights as a shareholder of the Corporation except to the extent that shares of Common Stock have been issued to him. The rights of any Participant shall be limited to the right to receive shares of Common Stock, if and when such shares become issuable under the terms and conditions of this Plan.

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4.5	Withholding of Taxes.
	The Corporation shall have the right to deduct from any salary or bonuses payable to any Participant any and all income or payroll taxes required by law to be withheld from the compensation, whether in cash or shares of Common
Stock, payable to such Participant.

                               ARTICLE V

                  Continuation and Amendment of Plan
5.1	Discontinuance of Plan.
    	The continuation of this plan is not assumed as a contractual obligation by the Corporation, and the right is reserved to the Corporation, by action of its Board of Directors, to discontinue the Plan at any time. If the Plan shall be discontinued, no additional Awards shall be made under the Plan after the date of discontinuance, but the Plan shall continue to be operated in accordance with its terms, as they may hereafter be amended, with respect to any Awards made prior to the date of discontinuance.

5.2	Amendment.
    	The Corporation, by action of its Board of Directors, shall have the right at any time, whether before or after discontinuance of the Plan, to amend all or any of the provisions of the Plan in any manner. Any such amendment may prohibit or postpone the issuance of any shares of Common Stock even though such shares may have become issuable after the effective date of the amendment pursuant to any Award granted before the effective date of the amendment.

                                ARTICLE VI

                   Representations of Participants
6.1	Acceptance of Plan.  By accepting any Award, a Participant shall be deemed to have accepted all the terms and conditions of this Plan.
6.2	Transfer Restrictions.  Each Participant upon receiving any shares of
Common Stock shall represent in writing to the Corporation that, if such is the case, the Common Stock so acquired has not been registered under the Securities Act of 1933 or any state "Blue Sky" or securities law, that such Common Stock is not freely transferable and that such Common Stock cannot be offered, sold or transferred in whole or in part except in compliance with such laws. Such Participant shall also represent in writing that he is acquiring such Common Stock for his own account, without any intention to make an unregistered distribution thereof within the meaning of the Securities Act of 1933 and that any certificate representing such Common Stock shall bear an appropriate legend to such effect and the transfer agent for the Common Stock shall be instructed to enter suitable "stop-transfer" notations in its records to reflect the foregoing.

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